UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2007

Bridgetech Holdings International Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51697	20-1992090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 West Broadway 26th Floor, San Diego, CA	92101
(Address of Principal Executive Offices)	(Zip code)

(619) 564-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
Effective June 11, 2007, the Company appointed Michael L. Jeub as the company’s Chief Financial Officer.  Mr. Jeub’s appointment is a result of the company’s retiring CFO Noel DeWinter.  Mr. Jeub brings to the Company over 30 plus years of experience in the health care industry.

Mr. Jeub holds a Bachelor’s degree in Accounting from California State Polytechnic University. Mr. Jeub has over 30 years experience serving as a financial management executive and as a CFO of public companies. Mr. Jeub worked four years with Ernst & Young where he received his CPA certificate. Mr. Jeub was the CFO of Immune Response Corporation, Jenny Craig International, Inc a $400 Million NYSE company and National Health Laboratories, an $800 million NYSE company. Most recently Mr. Jeub served as interim CFO of Averion International Corp., a public $40 million CRO.

In connection with this appointment the Company entered into a two-year employment agreement with Mr. Jeub. The agreement provides for a base salary of $150,000 which will be raised to $200,000 upon a successful capital raise per year plus participation in the Company’s health, disability and dental benefits, insurance programs, pension and retirement plans, and all other employee benefit and compensation arrangements available to other senior officers of the Company.  Mr. Jeub also received options to purchase 750,000 shares of common stock and contingent options on another 250,000 shares. The Company will also reimburse Mr. Jeub for all business expenses incurred by him in connection with his employment with the Company.  The agreement also provides that, if Mr. Jeub’s employment is terminated as a result of his death, disability, for Cause (as defined in the agreement).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:
Exhibit No.	Description
99.1	Press Release of Bridgetech Holdings International, Inc. issued on June 11, 2007, regarding the appointment of Michael Jeub as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bridgetech Holdings International, Inc.

Date: June 14, 2007	/s/ Michael Chermak
Michael Chermak
Chief Executive Officer